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                                                                   Exhibit 99.2



         THIS AGREEMENT dated as of January 31, 1995 among Cooper Industries, Inc., an Ohio corporation, ("Cooper"), CS Holdings Inc. a Delaware corporation ("CS") and a direct wholly-owned subsidiary of Cooper, CS Holdings International, Inc, a Cayman corporation and a wholly-owned subsidiary of CS ("CS International"), and Wyman-Gordon Company, a Massachusetts corporation ("Wyman-Gordon").

                              W I T N E S S E T H:

         WHEREAS, Cooper and Wyman-Gordon are parties to an Investment Agreement dated as of January 10, 1994 (the "Investment Agreement") which provides certain arrangements with respect to 16,500,000 shares (the "Shares") of common stock par value $1.00 per share, of Wyman-Gordon acquired by Cooper pursuant to a Stock Purchase Agreement dated as of January 10, 1994 (the "Acquisition Agreement"); and

         WHEREAS, the Investment Agreement contains certain restrictions on Cooper's resale or other disposition of the Shares; and

         WHEREAS, Cooper desires to transfer the Shares to CS and have CS immediately thereafter transfer the Shares to CS International to hold the same in accordance with the terms of the Investment Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Pursuant to Section 1.1(a) of the Investment Agreement, CS and CS International each agree to be bound by the Investment Agreement with the same force and effect as





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         though they were parties signatory thereto.  CS and CS International shall own the Shares only so long as they remain direct or indirect wholly-owned subsidiaries of Cooper. Immediately prior to such time, if any, that CS or CS International shall discontinue being a directly or indirectly wholly-owned subsidiary of Cooper, the party owning the Shares shall immediately transfer to Cooper or a wholly-owned subsidiary designated by Cooper any Company Voting Securities (as defined in the Investment Agreement) and beneficial interest in Company Voting Securities owned by it. CS and CS International shall not sell, transfer, pledge, hypothecate or otherwise dispose of or encumber any Company Voting Securities except as permitted by the Investment Agreement, and in the event that CS or CS International transfers any of the Company Voting Securities pursuant to Section 1.1(a) of the Investment Agreement, it shall cause the transferee to agree in writing to the same restrictions as set forth above and in the Investment Agreement.

2. Notwithstanding the transfer of the Shares to CS and CS International as provided above the Investment Agreement and the Acquisition Agreement shall not be modified or amended by such transfer or by this Agreement and shall remain in full force and effect in accordance with their respective terms.

3. Wyman-Gordon agrees to the transfer of the Shares to CS and CS International as provided above.

4. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by all of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, each





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of whom is duly and validly authorized and empowered, all as of the day and year first above written.

                                 COOPER INDUSTRIES, INC.



                                 By:  /s/ Diane K. Schumacher
                                      -----------------------------------
                                      Name:   Diane K. Schumacher
                                      Title:  Vice President, Administration
                                              and Corporate Secretary

                                 WYMAN-GORDON COMPANY



                                 By:  /s/ Wallace F. Whitney, Jr.
                                      -----------------------------------
                                      Name:   Wallace F. Whitney, Jr.
                                      Title:  Vice President, General Counsel
                                              and Clerk

                                 CS HOLDINGS INC.



                                 By:  /s/ E. Daniel Leightman
                                      -----------------------------------
                                      Name:   E. Daniel Leightman
                                      Title:  President

                                 CS HOLDINGS INTERNATIONAL INC.



                                 By:  /s/ E. Daniel Leightman
                                      -----------------------------------
                                      Name:   E. Daniel Leightman
                                      Title:  President





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